Filed Pursuant to Rule 424(b)(3)
                                                 Registration No. 333-32995

                        Prospectus Supplement No. 9
                                     to
                     Prospectus Dated August 10, 1998,
                             as supplemented by
            Prospectus Supplement No. 1, dated August 10, 1998,
                                    and
            Prospectus Supplement No. 2, dated August 13, 1998,
                                    and
            Prospectus Supplement No. 3, dated October 7, 1998,
                                    and
            Prospectus Supplement No. 4, dated November 9, 1998,
                                    and
           Prospectus Supplement No. 5, dated November 13, 1998,
                                    and
             Prospectus Supplement No. 6, dated March 8, 1999,
                                    and
             Prospectus Supplement No. 7, dated March 29, 1999,
                                    and
              Prospectus Supplement No. 8, dated April 6, 1999

                             -----------------
                   STIRLING COOKE BROWN HOLDINGS LIMITED
                              ORDINARY SHARES
                        (par value $0.25 per share)

                             ------------------
      See "Risk Factors" beginning on page 10 of the Prospectus dated
          August 10, 1998 for certain considerations relevant to
                   an investment in the Ordinary Shares.

        The Ordinary Shares are quoted in the Nasdaq National Market under the symbol "SCBHF".
                            --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER
REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           ---------------------

     This Prospectus Supplement, together with the Prospectus, dated August 10, 1998, as supplemented by Prospectus Supplement No. 1, dated August 10, 1998, Prospectus Supplement No. 2, dated August 13, 1998, Prospectus Supplement No. 3, dated October 7, 1998, Prospectus Supplement No. 4, dated November 9, 1998, Prospectus Supplement No. 5, dated November 13, 1998, Prospectus Supplement No. 6, dated March 8, 1999, Prospectus Supplement No. 7, dated March 29, 1999, and Prospectus Supplement No. 8, dated April 6, 1999, has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the Ordinary Shares related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. See "Plan of Distribution".

                            GOLDMAN, SACHS & CO.

                            --------------------
         The date of this Prospectus Supplement is April 27, 1999.

     This Prospectus Supplement is intended to be read in conjunction with the Prospectus dated August 10, 1998 (the "Prospectus"), as supplemented by Prospectus Supplement No. 1, dated August 10, 1998, Prospectus Supplement No. 2, dated August 13, 1998, Prospectus Supplement No. 3, dated October 7, 1998, Prospectus Supplement No. 4, dated November 9, 1998, Prospectus Supplement No. 5, dated November 13, 1998, Prospectus Supplement No. 6, dated March 8, 1999, Prospectus Supplement No. 7, dated March 29, 1999, and Prospectus Supplement No. 8, dated April 6, 1999. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the same meanings as in the Prospectus.

     On April 27, 1999, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, a copy of which is attached hereto and deemed to be a part hereof.

==========================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                    -----------------------------------





                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                    -----------------------------------



DATE OF REPORT:   APRIL 27, 1999
DATE OF EARLIEST EVENT REPORTED:   APRIL 20, 1999


                   STIRLING COOKE BROWN HOLDINGS LIMITED
           (Exact name of registrant as specified in its charter)


      BERMUDA                    000-23427                  NOT APPLICABLE
  (State or other        (Commission File Number)          (I.R.S. Employer
  jurisdiction of                                       Identification Number)
  incorporation or
   organization)

                         VICTORIA HALL, THIRD FLOOR
                             11 VICTORIA STREET
                          HAMILTON, HM 11, BERMUDA
                  (Address of principal executive offices)




REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:    (441) 295-7556

ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

          On April 20, 1999, KPMG Peat Marwick ("KPMG"), the independent auditors for Stirling Cooke Brown Holdings Limited (the "Company"), notified the Company that KPMG would not seek re-election as auditors to the Company for the year ending December 31, 1999 at the forthcoming Annual General Meeting.

          KPMG's reports on the Company's financial statements for each of the past two years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

          During the Company's two most recent fiscal years, and the subsequent interim period preceding KPMG's declination, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make a reference to the subject matter of the disagreement in connection with KPMG's report.

          During the Company's two most recent fiscal years and the subsequent interim period preceding KPMG's declination:

          (a) KPMG did not advise the Company that the internal controls necessary for the Company to develop reliable financial statements do not exist;

          (b) KPMG did not advise the Company that information has come to KPMG's attention that has led it to no longer be able to rely on management's representations, or that has made it unwilling to be associated with the financial statements prepared by management;

          (c) (1) KPMG did not advise the Company of the need to expand significantly the scope of its audit, or that information had come to KPMG's attention during such period that if further investigated may (i) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (ii) cause it to be unwilling to rely on management's representations or be associated with the registrant's financial statements; and (2) KPMG did not so expand the scope of its audit or conduct such further investigation;

          (d) (1) KPMG did not advise the Company that information has come to KPMG's attention that it has concluded materially impacts the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and (2) KPMG did not advise the Company that due to KPMG's declination to seek re-election, or for any other reason, accounting issues have not been resolved to KPMG's satisfaction prior to declination to seek re-election.

          The Company has provided KPMG with a copy of this report and has requested KPMG to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein. Attached as Exhibit 16 to this Form 8-K is a copy of KPMG's letter.

          On April 27, 1999, the Company engaged Arthur Andersen LLP as the Company's independent accountant. During the Company's two most recent fiscal years and the interim period subsequent to the fiscal year ended December 31, 1998, neither the Company nor any person on the Company's behalf consulted Arthur Andersen LLP regarding either:

          (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; and no written or oral advice was provided to the Company that Arthur Andersen concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing, or financial reporting issues; or

          (ii) any matter that was the subject of a disagreement or a reportable event, as those items are defined under Regulation ss. 229.304 (17 C.F.R. ss. 229.304).

ITEM 5.   OTHER EVENTS

          On April 28, 1999, the registrant will issue the press release filed as Exhibit 99.1 hereto.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          (c)  EXHIBITS.

               (16) Letter of KPMG regarding change in certifying accountant.

               (99.1)  Press release dated April 28, 1999

                                 SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.



          Dated: April 27, 1999


                                    STIRLING COOKE BROWN HOLDINGS LIMITED


                                    By:      /s/George W. Jones
                                       ----------------------------------
                                         George W. Jones
                                         Chief Financial Officer
                                         and Director

                               EXHIBIT INDEX



               Exhibit        Description
               -------        -----------


               16 Letter of KPMG regarding change in certifying accountant.

               99.1           Press release dated April 28, 1999.

                                                            EXHIBIT 16

[KPMG Letterhead]

April 27, 1999

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

     We were previously the independent accountants for Stirling Cooke Brown Holdings Limited (the "Company"). On April 20, 1999 we declined to stand for re-election as the Company's auditors for the year ending December 31, 1999 at the forthcoming Annual General Meeting of the Company and under date of March 5, 1999 we reported on the consolidated financial statements of the Company and subsidiaries, as of and for the years ended December 31, 1998 and 1997.

     We have read the Company's statements included under Item 4 of its Form 8-K dated April 27, 1999 and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that on April 27, 1999 the Company engaged Arthur Andersen as the Company's independent accountant, or that during the Company's two most recent fiscal years and the interim period subsequent to the fiscal year ended December 31, 1998, neither the Company nor any person on the Company's behalf consulted Arthur Andersen regarding either:

     (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; and no written or oral advice was provided to the Company that Arthur Andersen concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing, or financial reporting issues; or

     (ii) any matter that was the subject of a disagreement or a reportable event, as those items are defined under Regulation 229.304 (17 C.F.R. 229.304).


Yours faithfully,


/s/ KPMG Peat Marwick
KPMG Peat Marwick

                                                               Exhibit 99.1

                                             Contact:  The Torrenzano Group
                                             ------------------------------
                                                   Don Schuster or Ed Orgon
                                                  212-681-1700 Ext. 103/102

WEDNESDAY, APRIL 28, 1999


          STIRLING COOKE BROWN TO EXPLORE STRATEGIC ALTERNATIVES;
             ENGAGES ARTHUR ANDERSEN AS NEW INDEPENDENT AUDITOR

           BOARD OF DIRECTORS SEEKS TO ENHANCE SHAREHOLDER VALUE

HAMILTON, BERMUDA, APRIL 28 - Stirling Cooke Brown Holdings Limited (SCBHF) announced that it has directed management to engage an independent financial adviser to explore alternatives that could enhance shareholder value. The Company also announced that it has selected the international accounting firm, Arthur Andersen, as its independent auditor for 1999.

Stirling Cooke Brown Holdings Chairman and Chief Executive Officer Nicholas Mark Cooke stated, "As a public company, shareholder value is management's paramount concern. In light of the recent decline in the market price of our shares, we believe it is prudent to consider all of our alternatives. We are in active discussions with highly-regarded financial advisers, and we will be making an appropriate announcement very shortly."

ARTHUR ANDERSEN ENGAGED AS INDEPENDENT AUDITOR

The Company also announced that it has engaged Arthur Andersen LLP, as independent auditor for fiscal year 1999. "We are very pleased to retain a firm with Arthur Andersen's excellent worldwide reputation," Mr. Cooke stated.

The Company was recently informed by KPMG Peat Marwick, of Hamilton, Bermuda, that KPMG decided not to stand for reelection at the Company's 1999 annual meeting. "KPMG's reports on the Company's 1998 financial statements were not qualified or modified as to uncertainty, audit scope, or accounting principles," Mr. Cooke stated. "There are no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures."

"We had an excellent working relationship with KPMG, and we anticipate a smooth transition and full cooperation between KPMG and the Arthur Andersen team," he concluded.

Stirling Cooke Brown Holdings Limited is a Bermuda holding company which, through its subsidiaries, provides risk management services and products predominantly to U.S. based small- and mid-sized businesses, including those seeking cost-effective alternatives to traditional commercial insurance for certain of their risk exposures. In addition, Stirling Cooke Brown arranges reinsurance for its products as well as for those offered by independent insurance carriers and reinsurance companies active in the workers' compensation, occupational accident and health, and casualty insurance markets.

Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to, the conditions in the workers' compensation market, the availability of reinsurance, competition, regulation, the outcomes of legal proceedings, and other factors. The cautionary statements contained in Exhibit 99 to the Company's Form 10-K for the year ended December 31, 1998, are incorporated herein by reference.